Exhibit 99.1

            3750 Torrey View Ct

            San Diego, CA 92130

            www.CareFusion.com

FOR IMMEDIATE RELEASE

Contacts:

Media:	Kristen Cardillo (CareFusion) (858) 617-2317 kristen.cardillo@carefusion.com	Investors:	Jim Mazzola (CareFusion) (858) 617-1203 jim.mazzola@carefusion.com
Steven J. Murphy (Natus) (650) 802-0400 InvestorRelations@natus.com

CAREFUSION TO SELL NEURODIAGNOSTIC BUSINESS TO NATUS MEDICAL FOR $58 MILLION

SAN DIEGO and SAN CARLOS, Calif., April 23, 2012 – CareFusion (NYSE: CFN), a global medical technology company, and Natus Medical Incorporated (NASDAQ: BABY), a leading provider of health care screening, diagnostic and treatment products, today announced that they have entered into an agreement to sell the CareFusion Nicolet business to Natus for a cash purchase price of approximately $58 million. Based in Madison, Wis., the Nicolet business employs more than 400 people worldwide and generated sales of approximately $95 million in 2011.

“The decision to divest the Nicolet business is in line with our strategy to simplify and focus our operations and prioritize our investments to profitably grow over the long term,” said Kieran Gallahue, chairman and CEO of CareFusion. “We have a dedicated team in the Nicolet business that will have greater scale and access to broader market opportunities as part of Natus.”

The Nicolet business develops clinically differentiated neurodiagnostic and monitoring products, including a portfolio of electroencephalography (EEG) and electromyography (EMG) systems and related accessories, as well as vascular and obstetric doppler sensors and connectivity products.

“The Nicolet acquisition will strengthen our existing neurology portfolio and provide us with new product categories,” said Jim Hawkins, CEO of Natus. “Combining our strong product portfolio and support expertise with that of CareFusion’s Nicolet business will allow us to bring additional value to our customers.

“Further, this acquisition will better position Natus in international markets, as over 50 percent of the CareFusion Nicolet business is in markets outside of the United States.”

Since its spinoff from Cardinal Health in 2009, CareFusion has simplified its portfolio by divesting five non-strategic businesses and has completed four acquisitions to build scale, expand global reach and add adjacent technologies to existing businesses.

The acquisition is expected to close in July 2012, subject to customary closing conditions. The cash purchase price is subject to working capital adjustments. Natus plans to finance the acquisition with existing cash and borrowings under its revolving credit facility.

Natus Medical Conference Call

Natus has scheduled an investment-community conference call to discuss this announcement beginning at 9 a.m. Eastern Time (6 a.m. Pacific Time), today, April 23, 2012. Natus will issue a separate press release announcing the call and will post details of the call to its investor site at http://investor.natus.com.

About CareFusion

CareFusion (NYSE: CFN) is a global corporation serving the health care industry with products and services that help hospitals measurably improve the safety and quality of care. The company develops market-leading technologies including Alaris® infusion pumps, Pyxis® automated dispensing and patient identification systems, AVEA®, AirLife™ and LTV® series ventilation and respiratory products, ChloraPrep® skin prep products, MedMined® services for data mining surveillance, Nicolet™ neurological monitoring and diagnostic products, V. Mueller® surgical instruments, and an extensive line of products that support interventional medicine. CareFusion employs more than 14,000 people across its global operations. More information may be found at www.carefusion.com.

About Natus Medical

Natus is a leading provider of health care products used for the screening, detection, treatment, monitoring and tracking of common medical ailments in newborn care, hearing impairment, neurological dysfunction, epilepsy, sleep disorders, and balance and mobility disorders. Product offerings include computerized neurodiagnostic systems for audiology, neurology, polysomnography, and neonatology, as well as newborn care products such as hearing screening systems, phototherapy devices for the treatment of newborn jaundice, head-cooling products for the treatment of brain injury in newborns, incubators to control the newborn’s environment, and software systems for managing and tracking disorders and diseases for public health laboratories.

Additional information about Natus Medical can be found at www.natus.com.

Cautions concerning forward-looking statements

This news release and the information contained herein contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. The matters discussed in these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. Forward-looking statements include, but are not limited to, statements about the expected timing of the anticipated sale, sale price and post sale plans and intentions. The forward-looking statements contained herein are based on current expectations and assumptions and not on historical facts. There are important factors that could cause actual results to differ materially from those set forth in the forward-looking statements including the satisfaction of conditions to closing the sale and adjustments to the sale price. Additional factors that may affect future results are described in CareFusion’s Annual Report on Form 10-K for the year ended June 30, 2011, Natus’ Annual Report on Form 10-K for the year ended December 31, 2011, and other filings by each company with the U.S Securities and Exchange Commission. Except to the limited extent required by applicable law, CareFusion and Natus disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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